CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 18 to the Registration Statement of Templeton Latin America Fund and Templeton International (ex EM) Fund (the "Funds") series of Templeton Global Investment Trust, on Form N-1A, File No. 33-73244, of our reports dated April 26, 2002, relating to the financial statements and financial highlights of the Funds which appear in the March 31, 2002 Annual reports to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor".



/s/PRICEWATERHOUSECOOPERS LLP


San Francisco, California
July 26, 2002